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NetApp Jodi Baumann Ph: (408) 822-3974 Jodi.Baumann@netapp.com	NetApp Tara Dhillon Ph: (408) 822-6909 tara@netapp.com	NetApp Billie Fagenstrom Ph: (408) 822-6428 billief@netapp.com

NETAPP ANNOUNCES STOCK REPURCHASE AUTHORIZATION

SUNNYVALE, Calif. – August 13, 2008 — NetApp (NASDAQ: NTAP) today announced that its board of directors approved a new stock repurchase program in which up to $1,000,000,000 worth of its outstanding common stock may be purchased. This approval is in addition to approximately $96,300,000 remaining from all prior authorizations. Under the program, NetApp can purchase shares of common stock through open market and privately negotiated transactions at prices deemed appropriate by management. The timing and amount of repurchase transactions under this program will depend on market conditions, corporate considerations, and regulatory requirements. The purchases will be funded from available working capital. As of July 25, 2008, NetApp had approximately 327,000,000 shares of common stock outstanding.

About NetApp
NetApp creates innovative storage and data management solutions that accelerate business breakthroughs and deliver outstanding cost efficiency. Discover NetApp’s passion for helping companies around the world go further, faster at www.netapp.com.

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